Exhibit 3.2

AMENDED AND RESTATED

ORGANIZATIONAL REGULATIONS

OF

TCP INTERNATIONAL HOLDINGS LTD.

A. Scope and Basis

1. These organizational regulations (hereinafter “Organizational Regulations”) are enacted by the Board of Directors of TCP International Holdings Ltd. (“TCP” or the “Corporation”) pursuant to Art. 716a and 716b of the Swiss Code of Obligations (“CO”) and Art. 18 of the Corporation’s Articles of Association (hereinafter “Articles of Association”). The Organizational Regulations govern the corporate governance, internal organization and the duties, powers and responsibilities of the executive bodies of the Group. For the purposes of these Organizational Regulations, the “Group” shall mean the Corporation and its subsidiaries, whereby subsidiaries means all companies in which the Corporation holds directly or indirectly a majority of the voting rights or has the right to appoint a majority of the members of the Board of Directors or other comparable executive body.

2. The Corporation is a holding company of an international group of companies active in the manufacturing, distribution, sales, and marketing of energy efficient light bulbs, lighting and related businesses. As such the Corporation performs strategic, financial and management functions for the Corporation itself and also with respect to the entire Group.

B. Executive Bodies of the Corporation

3. The executive bodies of the Corporation are:

(a)	the Board of Directors consisting of its members (each a “Director”);

(b)	the chairman of the Board of Directors (the “Chairman”);

(c)	the Board Committees established from time to time pursuant to these Organizational Regulations (the “Board Committees”);

(d)	the officers of the Corporation (the “Officers”); and

(e)	the Chief Executive Officer of the Corporation (the “CEO”).

C. The Board of Directors

4. Organization

Except for the election of the Chairman and the members of the Compensation Committee, the Board of Directors shall organize itself. The Board of Directors elects a Vice-Chairman and elects the members of each of the Board Committees (other than the Compensation Committee) from its members each year following the Corporation’s ordinary General Meeting.

The Board of Directors further appoints a Secretary who does not need to be a Director.

5. General Powers

The Board of Directors shall exercise its function as required by law, the Articles of Association, and these Organizational Regulations. The Board shall be authorized to pass resolutions on all matters which are not (i) reserved to the General Meeting by law and the Articles of Association, (ii) delegated to the Chairman and CEO or the Officers, provided that applicable law and the Articles of Association allow such delegation, or (iii) reserved to any Board Committee by applicable law, the Articles of Association and these Organizational Regulations.

6. Non-Transferable and Irrevocable Duties

The Board of Directors has the non-transferable and irrevocable duties as set out in Art. 19 of the Articles of Association.

7. Delegation of Other Duties

The Board of Directors herewith delegates all other duties, including the preparation and implementation of the resolutions of the Board of Directors as well as the supervision of particular aspects of the business in the sense of Art. 716a para. 2 CO and the management of the Corporation in the sense of Art. 716b CO to the Chairman and the CEO.

8. Meetings

The Board of Directors shall convene as often as necessary. Meetings of the Board of Directors shall be held at such time and at such place as shall from time to time be determined by the Board of Directors. The meetings shall be called by the Chairman or, on his behalf, by the Secretary. A meeting shall also be called by the Chairman upon the written request of a Director indicating the items and the proposals to be submitted. The Chairman shall decide whether persons other than the Directors may attend a meeting.

Notice of meetings shall be given in writing and no less than five days in advance and the notice shall set forth the agenda. In urgent cases, the Chairman may call a meeting at short notice in writing, including by notice through electronic delivery (including by e-mail), or by other means of communication. Each Director may request that items be included on a meeting agenda provided that the relevant request is submitted in writing to the Chairman at least seven days before the next scheduled meeting. Urgent items that are raised after the notice of the meeting and agenda has been distributed to the Directors may be discussed at the meeting. Resolutions on such matters can only be passed if all Directors attending the meeting agree.

Meetings of the Board of Directors may be held in person or by telephone conference or other means of direct communication, provided that all Directors participating are able to communicate contemporaneously by voice with all other participants. Participation in a meeting pursuant to this paragraph shall constitute presence in person at such meeting (except where applicable law provides otherwise).

An executive session of independent non-executive Directors may be held at each meeting of the Board of Directors at the request of any of the independent non-executive Directors.

9. Board Resolutions in Writing

Resolutions of the Board of Directors may also be passed in writing, provided no Director requests oral deliberation within three business days of notification of the proposed resolution. To be valid, resolutions in writing must be communicated to all Directors, and must be approved in writing by a majority of the Directors. In urgent cases, the Board may pass written resolutions by e-mail or other means of electronic delivery, provided that all Directors receive the proposed resolutions and that no Director requests that the matter be deliberated at a meeting of the Board of Directors. Any such written resolution shall be ratified by the Board of Directors at a subsequent meeting.

10. Board Minutes

The Board of Directors shall cause minutes to be taken in writing or by electronic means for the purpose of recording the discussions and resolutions passed at all meetings of the Board of Directors and the Board Committees, respectively. The minutes must be signed by the acting chairman of the Board of Directors or the Board Committee (for Board Committee meetings) and the Secretary or such other person as may be designated by such acting chairman.

In the case of resolutions in writing, such resolution in writing qualifies as minutes if signed by all Directors and the Secretary, including any dissenting Directors.

11. Information and Reporting

Each Director is entitled, at the meetings of the Board of Directors, to request and receive from the other Directors and from the Executive Management attending such meeting information on all affairs of the Corporation.

Outside of the Board meetings, each Director may request information from the CEO on the general course of business and, upon approval by the Chairman, each Director may obtain information on specific transactions and/or access to business documents, which shall be provided within a reasonable period of time.

12. Compensation

Based on the recommendation of the Compensation Committee and subject to the limits approved by the General Meeting, all independent non-executive Directors shall be paid an annual cash retainer for their services as Directors out of the funds of the Corporation. Non-employee directors may also be compensated with equity awards, including share options, restricted share or restricted share units, which shall be determined by the Board of Directors. A non-employee Director is defined as a Director who is not a full-time employee of the Corporation or any entity of the Group.

In addition to the above, the Directors shall be paid out of the funds of the Corporation all expenses reasonably incurred by them in the discharge of their duties, including their expenses of traveling to and from the meetings of the Board of Directors, meetings of the Board Committees and General Meetings. The Directors are strongly encouraged to consult with the Corporation in advance of incurring any expenses for the attendance at meetings and for other purposes so that the Corporation may enforce and apply its corporate travel policies.

D. Chairman and Vice-Chairman

13. Powers and Duties

The Chairman has the following powers and duties:

(a) to arrange for the preparation of the agenda for the General Meetings and meetings of the Board of Directors;

(b) to chair the General Meetings and meetings of the Board of Directors;

(c) to inform the Directors without delay of material extraordinary items;

(d) to perform any other matters reserved by law, the Articles of Association, or these Organizational Regulations to the Chairman.

14. Authority

Should the Chairman be unable or unavailable to exercise his functions, his functions shall be assumed by the Vice-Chairman of the Board of Directors, or if the latter should also be unable or unavailable, another member of the Board of Directors appointed by the Board of Directors.

15. Special Committees

The Chairman or the Board of Directors may convene one or more special committees to review certain material matters being considered by the Board of Directors. The special committee will report on their activities to the Directors.

E. Board Committees

16. General

In accordance with the Articles of Association, the Board shall propose at least three members of the Board of directors for election by the General Meeting to the Compensation Committee.

In addition, the Board shall appoint at least three independent members of the Board of Directors to each of the Audit Committee and the Nominating and Corporate Governance Committee. The Board of Directors shall appoint each Board Committee’s chair. The chair of each Board Committee shall, in the event of a tie, have right to cast an additional vote for matters that come before the respective committee.

The members of the Audit Committee shall not serve on the audit committees of more than two other listed companies. The Board of Directors shall determine that at least one member of the Audit Committee is an “audit committee financial expert” as defined in Item 407 (d) (5) (iii) of Regulation S-K promulgated under U.S. securities laws.

All acts performed by any such Board Committee in conformity with such regulations and in fulfillment of the purposes for which it is appointed, but not otherwise, shall have the force and effect as if performed by the Board of Directors.

17. Committees Regulations

The Board of Directors has described the objectives and duties of the Board Committees in separate committee regulations that have been appended to these Organizational Regulations. The Board Committees shall report regularly to the Board of Directors.

F. Chief Executive Officer

18. Powers and Duties

Subject to applicable law, regulations and stock exchange rules, the executive management of the Group shall be the responsibility of the CEO. In particular, the CEO shall:

(a) determine, manage and monitor the business activities and strategy of the Group;

(b) determine the internal organization for the Corporation and the Group, including the establishment of the regulations for the Executive Management (as defined in Section 19) and convene and chair their meetings;

(c) act as the liaison between the Board of Directors and the members of the Executive Management (as defined in Section 19);

(d) supervise and arrange for the implementation of the resolutions and directives of the Board of Directors on the ultimate management of the Corporation;

(e) supervise and arrange for the development and execution of the Corporation’s strategies by the members of the Executive Management (as defined in Section 20); and

(f) oversee the appointment of the Executive Management of the Corporation.

The CEO shall regularly inform the Directors at the meetings of the Board of Directors or upon request by the Chairman at any point in time on the course of business and all major business matters of the Corporation.

G. Officers

19. Composition

The Officers of the Corporation shall be elected by the Board of Directors and shall include the CEO, and if so resolved by the Board, a President and one or more Vice Presidents (who may be further classified by such descriptions as ‘‘Executive,’’ ‘‘Senior’’ or ‘‘Assistant’’ as determined by the Board of Directors), Treasurer, Secretary, and such other officers as the Board may deem necessary or appropriate (hereinafter “Executive Management”).

20. Powers and Duties

The members of Executive Management shall, pursuant to the supervision of the CEO, manage the operations of the Corporation, direct the overall business of the Group, and supervise all employees of the Corporation. In particular, the Executive Management shall exercise the following duties and competences:

(a) Operationally manage the Group, implement the strategic business policy, implement these Organizational Regulations, draft the necessary additional regulations and directives for approval by the Board of Directors, and implement all approved regulations and directives;

(b) Manage and supervise all ongoing business and transactions of the Group within the framework of these Organizational Regulations, except for decisions that may have extraordinary importance and that require prior approval by the Board of Directors;

(c) Prepare for approval by the Board of Directors and implement the accounting, financial control and the financial planning;

(d) Prepare and present the annual financials, the quarterly financials (if applicable), and the annual management report to the Board of Directors, plus provide periodical and legally required reports to the Board of Directors on the course of business of the Group.

21. President

The President shall be appointed by the Board of Directors and shall have such powers and perform such duties as the Board of Directors may assign.

22. Vice Presidents

Each Vice President shall have such powers and perform such duties as may be conferred upon him or her by the Board of Directors or as determined by the CEO.

23. Treasurer

The Treasurer shall have the oversight and control of the funds of the Corporation and shall have the power and authority to make and endorse notes, drafts and checks and other obligations necessary for the transaction of the business of the Corporation except as otherwise provided in the Articles of Association.

24. Secretary

It shall be the duty of the Secretary to act as secretary at all meetings of the Board of Directors and to record the proceedings of such meetings in a book or books to be kept for that purpose. The Secretary shall be responsible for all notices required to be given by the Corporation to be duly given and served.

The Secretary shall be responsible for the share register, which may be maintained by a third party under the Secretary’s supervision, and of the other books, records, and papers of the Corporation, and shall be responsible for ensuring that the reports, statements, and other documents required by law are properly kept and filed; the Secretary shall perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to such person by the CEO, the President, or the Chairman.

26. Substituting Officers

The Board of Directors may from time to time authorize any Officer to appoint and remove any other Officer or agent and to prescribe such person’s authority and duties. Any person may hold at one time two or more offices. Each Officer shall have such authority and perform such duties, in addition to those specified in the Articles of Association, as may be prescribed by the Board of Directors from time to time.

27. Term of Office

Each Officer shall hold office for the term appointed by the Board of Directors, and until the person’s successor has been appointed and qualified or until such person’s earlier resignation or removal. Any Officer may be removed by the Board of Directors, with or without cause. The election or appointment of an Officer shall itself create contractual rights against the Corporation. Any Officer may resign at any time by giving written notice to the Board of Directors or the Secretary. Any such resignation shall take effect at the time specified therein or, if such time is not specified therein, then upon receipt of such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

H. Conflicts of Interest

28. Conflicts of Interest

Subject to any applicable law or regulation to the contrary, a Director or Officer (i) may be a party to or otherwise interested in any contract, transaction or other arrangement with any one of the Group, or one in which the Group is otherwise interested, and (ii) may be a director or other officer of, or employed by, or a party to any contract, transaction or other arrangement with, or otherwise interested in, any company or other person promoted by the Group or in which the Group is interested, subject to disclosing this interest and the approval and/or authorization of a majority of the disinterested Directors of such contract, transaction or other arrangement.

(a) Subject to any applicable law or regulation to the contrary, it shall be a sufficient declaration of interest in relation to any contract, transaction or arrangement if the Director or Officer shall declare the nature of the Director’s or Officer’s interest at the first opportunity either (1) at a meeting of the Board of Directors at which the question of entering into the contract, transaction or arrangement is first taken into consideration, if the Director or Officer knows this interest then exists, or in any other case, at the first meeting of the Board of Directors after learning that he or she is or has become so interested or (2) by providing a general notice to each of the Directors declaring that he or she is an officer of or has a material interest in a person that is a party to a material contract or proposed material contract with the Group and is to be regarded as interested in any transaction or arrangement made with that company or person.

(b) So long as, when it is necessary, a Director or Officer declares the nature of his or her interest in accordance with these Organizational Regulations and a majority of the disinterested Directors approve and/or authorize the contract, transaction or arrangement, a Director or Officer shall not by reason of his or her office be accountable to the Corporation for any benefit such Director or Officer derives from any office or employment to which the Articles of Association allow him or her to be appointed, and no such contract, transaction or arrangement shall be void or voidable on the ground of any such interest or benefit.

(c) Upon disclosure of any such interest as described above, an interested Director may be counted in determining the presence of a quorum, but shall not be permitted to vote at a meeting of the Board of Directors or of a Board Committee thereof or any matter related to the contract, transaction or arrangement in which he or she is interested.

I. General Provisions

29. Signatory Power

The Directors, Officers, and other persons authorized to represent the Group shall have single or joint signatory power, as determined appropriate by the Board of Directors.

30. Confidentiality

The Directors and Officers shall maintain as confidential all information and documents obtained in connection with the exercise of their function for the Group, other than information that is in the public domain (excluding information that is made public as a result of the violation of this confidentiality obligation).

31. Insurance

The Corporation shall procure Director and Officer liability insurance coverage for any person who is or was a Director or Officer, or is or was serving at the request of the Corporation as a director or officer of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary capacity with respect to any employee benefit plan maintained by the Group, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such. Any costs of such insurance shall be charged to the Corporation or the applicable Group Member.

J. Final Provisions

32. Effectiveness

These Organizational Regulations shall become effective as of the date of approval by the Board of Directors.

33. Review and Amendments

These Organizational Regulations shall be reviewed and if necessary amended on a regular basis by the Board of Directors.

Approved by the Board of Directors in 2014 on June [•].